Consent of Independent Registered Public Accounting Firm

Cumberland Pharmaceuticals Inc.
Nashville, Tennessee
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-221402) and Form S-8 (No. 333-164376) of Cumberland Pharmaceuticals Inc. of our report dated March 20, 2020 (except for the effects of presenting discontinued operations discussed in Note 20, as to which the date is December 10, 2020), relating to the consolidated financial statements and schedule, which appears in this Current Report on Form 8K.

/s/ BDO USA, LLP
Nashville, Tennessee
December 10, 2020